Information

For Immediate Release

LOCKHEED MARTIN ANNOUNCES FIRST QUARTER 2005 RESULTS

•	FIRST QUARTER NET EARNINGS UP 27% TO $369 MILLION

•	FIRST QUARTER EARNINGS PER SHARE UP 28% TO $0.83

•	FIRST QUARTER 2005 NET SALES GROW TO $8.5 BILLION

•	GENERATES $1.5 BILLION IN CASH FROM OPERATIONS

•	INCREASES OUTLOOK FOR 2005 SALES AND EPS

BETHESDA, Maryland, April 26, 2005 – Lockheed Martin Corporation (NYSE: LMT) today reported first quarter 2005 net earnings of $369 million ($0.83 per diluted share) compared to $291 million ($0.65 per diluted share) in 2004. Net sales were $8.5 billion, a 2% increase over first quarter 2004 sales of $8.3 billion. Cash provided by operating activities for the first quarter of 2005 was $1.5 billion.

Lockheed Martin announced an increase to its 2005 outlook for sales and earnings per share, while maintaining its outlook for cash from operations of at least $3 billion. The outlook for 2005 sales has been increased to a range of $36.5 - $38.0 billion, and the outlook for 2005 earnings per share has been increased to a range of $3.35 - $3.55.

“We are off to an excellent start for 2005,” said Bob Stevens, President & CEO. “We are continuing to deliver on our focus of improving profitability, generating strong cash flow, and deploying cash to enhance shareholder value.”

SUMMARY REPORTED RESULTS AND OUTLOOK

The following table presents the Corporation’s first quarter results on a GAAP basis:

REPORTED RESULTS

(In millions, except per share data)

	1st Quarter
	2005	2004
Net sales	$8,488	$8,347

Operating profit:
Segment operating profit	$762	$668
Unallocated corporate (expense) income, net:
FAS/CAS pension adjustment	(155)	(150)
Unusual items, net	17	—
Other	6	18

	$630	$536

Net earnings	$369	$291

Diluted earnings per share	$0.83	$0.65

Cash flow from operations	$1,548	$1,062

The following table and other sections of this press release contain forward-looking statements, which are based on the Corporation’s current expectations. Actual results may differ materially from those projected. See the “Forward-Looking Statements” discussion contained in this press release.

The Corporation has updated its outlook for 2005 as presented below:

OUTLOOK

(In millions, except per share data)

2005 Projections
	Current	Prior
Net sales	$36,500 -$38,000	$36,000 -$37,500
Diluted earnings per share	$3.35 - $3.55	$3.05 - $3.30
Cash flow from operations	At least $3,000	At least $3,000

The outlook for 2005 reflects improved operating performance primarily in the Space Systems segment, the expected accretion resulting from completing the acquisitions of The SYTEX Group, Inc. and STASYS Limited during the first quarter, the benefit of first quarter unusual items, and the removal of estimated stock option expense as a result of deferring FAS 123R adoption until January 1, 2006.

It is the Corporation’s practice not to incorporate adjustments to its outlook and projections for proposed acquisitions, divestitures or other unusual activities until such transactions have been consummated.

Sales and Net Earnings

Net sales for the quarter were $8.5 billion, a 2% increase over the $8.3 billion recorded in the comparable 2004 period.

Net earnings for the quarter ended March 31, 2005 were $369 million ($0.83 per share). The first quarter results include an after-tax gain of $31 million ($0.07 per share) for the sale of the Intelsat investment and an after-tax loss of $19 million ($0.04 per share) related to an impairment in the value of a single telecommunications satellite operated by a wholly-owned subsidiary of the Corporation. On a combined basis, these items increased first quarter 2005 net earnings by $12 million ($0.03 per share).

Net earnings for the quarter ended March 31, 2004 were $291 million ($0.65 per share).

Cash Flow and Leverage

Cash from operations for the quarter ended March 31, 2005 was $1.5 billion. Additionally, the Corporation sold its Intelsat investment for $752 million. The Corporation continued to execute its balanced cash deployment strategy during the quarter as follows:

•	Paid $410 million to acquire The SYTEX Group, Inc. and STASYS Limited (additional payments of approximately $110 million will be paid, primarily in 2006);

•	Paid cash dividends of $110 million ($0.25 per share);

•	Repurchased over 600,000 of its common shares at a cost of $35 million; and

•	Increased its productive assets by $89 million through capital expenditures.

The Corporation’s ratio of total debt-to-capitalization was 41% at the end of the first quarter, an improvement from 42% at December 31, 2004. At March 31, 2005, the Corporation’s cash and short-term investments were $3.1 billion.

SEGMENT RESULTS

The Corporation operates in five principal business segments: Aeronautics, Electronic Systems, Space Systems, Integrated Systems & Solutions (IS&S), and Information & Technology Services (I&TS). The results of Electronics, IS&S and I&TS have been aggregated into the Systems & IT Group due to the common focus on information technology and systems integration solutions across these segments.

Consistent with the manner in which the Corporation’s business segment operating performance is evaluated, unusual items are excluded from segment results and included in “Unallocated corporate (expense) income, net.” See our 2004 Form 10-K for a description of “Unallocated corporate (expense) income, net,” including the FAS / CAS pension adjustment.

The following table presents the operating results of the Systems & IT Group, Aeronautics, and Space Systems and reconciles these amounts to the Corporation’s financial results as determined by GAAP.

	1st Quarter
	2005	2004
	(In millions)
Net sales
Systems & IT Group:
Electronic Systems	$2,257	$2,134
Integrated Systems & Solutions	958	907
Information & Technology Services	845	852

Systems & IT Group	4,060	3,893

Aeronautics	2,766	2,875
Space Systems	1,662	1,579

Total net sales	$8,488	$8,347

Operating profit
Systems & IT Group:
Electronic Systems	$232	$202
Integrated Systems & Solutions	84	80
Information & Technology Services	71	60

Systems & IT Group	387	342

Aeronautics	222	206
Space Systems	153	120

Segment operating profit	762	668
Unallocated corporate (expense) income, net:
FAS/CAS pension adjustment	(155)	(150)
Other	23	18

Total operating profit	$630	$536

The following discussion compares the operating results of each business segment for the quarter ended March 31, 2005 to the same period in 2004.

Systems & IT Group

($ millions)

	1st Quarter
	2005	2004
Net sales	$4,060	$3,893
Operating profit	$387	$342

Net sales for the Systems & IT Group increased by 4% for the quarter ended March 31, 2005 compared to 2004. Sales increases in Electronic Systems and IS&S were slightly offset by a decline in I&TS.

In Electronic Systems, the increase was primarily attributable to higher sales volume in surface system programs at Maritime Systems & Sensors (MS2) and in platform integration activities at Platform Training & Transportation Solutions (PT&TS). These increases more than offset a decline in volume on air defense programs at Missiles & Fire Control (M&FC). In IS&S, the increase was primarily attributable to higher volume and performance related to intelligence, defense and information assurance activities. In I&TS, lower volume on NASA programs more than offset a double-digit increase in Information Technology sales.

Operating profit for the Systems & IT Group increased by 13% for the quarter in 2005 compared to 2004. All three businesses reported growth in operating profit during the quarter.

In Electronic Systems, the increase was due to improved performance on fire control and air defense programs at M&FC. Operating profit increases due to volume on surface systems programs at MS2 offset a slight decline in distribution technology programs at PT&TS. In IS&S, the increase was primarily attributable to a higher volume and performance related to intelligence, defense and information assurance activities. In I&TS, the increase was due to higher volume in Information Technology and improved performance in Defense Services.

Aeronautics

($ millions)

	1st Quarter
	2005	2004
Net sales	$2,766	$2,875
Operating profit	$222	$206

Net sales for Aeronautics decreased by 4% for the quarter ended March 31, 2005 from 2004 due to a decline in Combat Aircraft, which more than offset higher volume in Air Mobility. The Combat Aircraft sales decrease of 9% was primarily due to lower volume on F-16 and other combat aircraft programs. Higher volume on the C-5 and other programs contributed to the revenue growth in Air Mobility.

Segment operating profit increased by 8% in the first quarter of 2005 compared to 2004. Operating profit was higher primarily due to the volume increases discussed above and improved performance on the C-130 and other programs in Air Mobility, which were partially offset by lower Combat Aircraft operating profit related to the reduced volume mentioned above.

Space Systems

($ millions)

	1st Quarter
	2005	2004
Net sales	$1,662	$1,579
Operating profit	$153	$120

Net sales for Space Systems increased 5% for the quarter ended March 31, 2005 compared to 2004. The sales growth was primarily attributable to an increase in Satellites, where higher volume on government satellite programs more than offset a decline in commercial satellites. No commercial satellites were delivered this quarter as compared to one in 2004. A slight increase in Launch Services more than offset a decline in Strategic and Defensive Missile Systems. There were two Atlas launches and one Proton launch in the first quarters of both 2005 and 2004.

Space Systems’ operating profit increased by 28% for the quarter ended March 31, 2005 compared to 2004. Satellites’ operating profit increased due to volume and improved performance on government satellite programs, which more than offset a decline in commercial satellites due to no satellite deliveries this quarter. In Launch Services, operating profit was lower this quarter due to the benefit in 2004 resulting from the termination of a launch vehicle contract by a commercial customer, which was partially offset by a more profitable Proton launch in 2005.

FIRST QUARTER 2005 HIGHLIGHTS

•	A team headed by Lockheed Martin was selected to develop, build and integrate the new Presidential helicopter.

•	Won a contract to operate the FAA’s Automated Flight Services Station (AFSS) network that will allow streamlined flight planning operations.

•	The 76th consecutive successful flight for the Atlas family of launch vehicles carried the Inmarsat 4 satellite into orbit, the heaviest commercial communications satellite launched to date by any expendable vehicle.

•	Received authorization to proceed with three Atlas V missions under the Air Force’s Evolved Expendable Launch Vehicle program. Additionally, a Proton vehicle was selected by a European consortium to launch one of its satellites in early 2006.

•	Delivered first two retrofitted External Tanks to support NASA’s Space Shuttle return to flight.

•	Received first international orders of the combat-proven Patriot Advanced Capability-3 (PAC-3) Missile from the Netherlands and Japan.

•	Launched two Navy Trident II (D-5) fleet ballistic missiles, the 109th and 110th consecutive successful tests of submarine-launched ballistic missiles dating back to 1989.

•	Received a prime contract from the U.S. Department of Housing and Urban Development (HUD) as part of the HUD Information Technology Services (HITS) procurement; under the 10-year program, Lockheed Martin will provide direct IT services for HUD headquarters and field offices.

•	Awarded a contract for three Aegis Weapon Systems for installation aboard Arleigh Burke-class destroyers.

•	Began construction of the Navy’s first Littoral Combat Ship following a successful production readiness review in January.

•	Delivered three F/A-22s to U.S. Air Force; four C-130Js to U.S. customers; and 14 F-16s to U.S. and international customers.

•	Received a firm fixed-price contract to support advanced buy for F/A-22 Lot 6 aircraft and associated equipment.

•	The Strategic Missile Defense Command exercised an option for the next two years of the Kwajalein Range Services/Reagan Test Site contract.

###

NEWS MEDIA CONTACT:	Tom Jurkowsky, 301/897-6352
INVESTOR RELATIONS CONTACT:	James Ryan, 301/897-6584 or
Mike Gabaly, 301/897-6455

Web site: www.lockheedmartin.com

Conference call: Lockheed Martin will webcast the earnings conference call (listen-only mode) at 11 a.m. E.T. on April 26, 2005. A live audio broadcast, including relevant charts, will be available on the Investor Relations page of the company’s web site at: http://www.lockheedmartin.com/investor.

FORWARD-LOOKING STATEMENTS

Statements in this release that are “forward-looking statements” are based on Lockheed Martin’s current expectations and assumptions. Forward-looking statements in this release include estimates of future sales, earnings and cash flow. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results could differ materially because of factors such as: the availability of government funding for our products and services both domestically and internationally; changes in government and customer priorities and requirements (including changes to respond to budgetary constraints and cost-cutting initiatives, terrorist threats and homeland security); the impact of continued military operations in Iraq and Afghanistan, as well as other competing budget priorities, on funding for existing defense programs; the award or termination of contracts; difficulties in developing and producing operationally advanced technology systems; the timing and customer acceptance of product deliveries; performance issues with key suppliers, subcontractors and customers; financial market and other changes that may impact pension plan assumptions; charges from any future impairment reviews that may result in the recognition of losses and a reduction in the book value of investments, goodwill or other long-term assets; the future impact of legislation or changes in accounting or tax rules, interpretations or pronouncements; the future impact of acquisitions or divestitures, joint ventures or teaming arrangements; the outcome of legal proceedings and other contingencies (including lawsuits, government investigations or audits, and environmental remediation efforts); the competitive environment for government and information technology products and services; and economic, business and political conditions domestically and internationally.

These are only some of the factors that may affect the forward-looking statements contained in this press release. For further information regarding risks and uncertainties associated with Lockheed Martin’s business, please refer to the Corporation’s SEC filings, including the “Management’s Discussion and Analysis of Results of Operations and Financial Condition,” “Risk Factors and Forward-Looking Statements” and “Legal Proceedings” sections of the Corporation’s 2004 annual report on Form 10-K, copies of which may be obtained at the Corporation’s website: http://www.lockheedmartin.com.

It is the Corporation’s policy to only update or reconfirm its earnings, sales and cash outlook by issuing a press release. The Corporation generally plans to provide a forward-looking outlook as part of its quarterly earnings release but reserves the right to provide outlook at different intervals or to revise its practice in future periods. All information in this release is as of April 25, 2005. Lockheed Martin undertakes no duty to update any forward-looking statement to reflect subsequent events, actual results or changes in the Corporation’s expectations. We also disclaim any duty to comment upon or correct information that may be contained in reports published by the investment community.

LOCKHEED MARTIN CORPORATION

Consolidated Statement of Earnings

Preliminary and Unaudited

(In millions, except per share data and percentages)

	THREE MONTHS ENDED MARCH 31,
	2005	2004
Net Sales	$8,488	$8,347
Costs of Sales	7,946	7,879

	542	468
Other Income and (Expenses), net	88	68

Operating Profit	630	536
Interest Expense	90	108

Earnings before Income Taxes	540	428
Income Tax Expense	171	137

Net Earnings	$369	$291

Effective Tax Rate	31.7%	32.0%

Earnings per Common Share:
Basic	$0.84	$0.66
Diluted	$0.83	$0.65

Average Number of Shares Outstanding:
Basic	441.3	444.3
Diluted	446.5	447.5

A

LOCKHEED MARTIN CORPORATION

Net Sales, Operating Profit and Margins

Preliminary and Unaudited

(In millions, except percentages)

	THREE MONTHS ENDED MARCH 31,
	2005	2004	% Change
Net sales:
Systems & IT Group:
Electronic Systems	$2,257	$2,134
Integrated Systems & Solutions	958	907
Information & Technology Services	845	852

Systems & IT Group	4,060	3,893	4%

Aeronautics	2,766	2,875	(4%)
Space Systems	1,662	1,579	5%

Total net sales	$8,488	$8,347	2%

Operating profit:
Systems & IT Group:
Electronic Systems	$232	$202
Integrated Systems & Solutions	84	80
Information & Technology Services	71	60

Systems & IT Group	387	342	13%

Aeronautics	222	206	8%
Space Systems	153	120	28%

Segment operating profit	762	668	14%

Unallocated corporate expense, net [1]	(132)	(132)

Total operating profit	$630	$536	18%

Segment margins:
Systems & IT Group:
Electronic Systems	10.3%	9.5%
Integrated Systems & Solutions	8.8%	8.8%
Information & Technology Services	8.4%	7.0%
Systems & IT Group	9.5%	8.8%

Aeronautics	8.0%	7.2%
Space Systems	9.2%	7.6%

Total Segments	9.0%	8.0%

[1]	“Unallocated corporate expense, net” includes the FAS/CAS pension adjustment, earnings and losses from equity investments, interest income, costs for stock-based compensation programs, unusual items not considered in the evaluation of segment operating performance, corporate costs not allocated to the operating segments and miscellaneous corporate activities.

B

LOCKHEED MARTIN CORPORATION

Selected Financial Data

Preliminary and Unaudited

(In millions)

	THREE MONTHS ENDED MARCH 31,
	2005	2004
Summary of unallocated corporate expense, net
FAS/CAS pension adjustment	$(155)	$(150)
Unusual items, net	17	—
Other, net	6	18

Unallocated corporate expense, net	$(132)	$(132)

FAS/CAS pension adjustment
FAS 87 expense	$(279)	$(223)
Less: CAS costs	(124)	(73)

FAS/CAS pension adjustment - expense	$(155)	$(150)

	THREE MONTHS ENDED MARCH 31, 2005
	Operating profit (loss)	Net earnings (loss)	Earnings (loss) per share
Discrete Items
Gain on Intelsat sale	$47	$31	$0.07
LMI impairment	(30)	(19)	(0.04)

	$17	$12	$0.03

C

LOCKHEED MARTIN CORPORATION

Selected Financial Data

Preliminary and Unaudited

(In millions)

	THREE MONTHS ENDED MARCH 31,
	2005	2004
Depreciation and amortization of property, plant and equipment
Systems & IT Group:
Electronic Systems	$41	$39
Integrated Systems & Solutions	8	7
Information & Technology Services	3	13

Systems & IT Group	52	59

Aeronautics	29	23
Space Systems	31	33

Segments	112	115

Unallocated corporate expense, net	14	11

Total depreciation and amortization	$126	$126

Amortization of purchased intangibles
Systems & IT Group:
Electronic Systems	$12	$12
Integrated Systems & Solutions	4	3
Information & Technology Services	4	4

Systems & IT Group	20	19

Aeronautics	12	12
Space Systems	2	2

Segments	34	33

Unallocated corporate expense, net	3	3

Total amortization of purchased intangibles	$37	$36

D

LOCKHEED MARTIN CORPORATION

Consolidated Condensed Balance Sheet

Preliminary and Unaudited

(In millions)

	MARCH 31, 2005	DECEMBER 31, 2004
Assets
Cash and cash equivalents	$2,727	$1,060
Short-term investments	406	396
Accounts receivable	4,240	4,094
Inventories	1,781	1,864
Other current assets	1,578	1,539

Total current assets	10,732	8,953

Property, plant and equipment, net	3,565	3,599
Investments in equity securities	124	812
Goodwill	8,299	7,892
Purchased intangibles, net	672	672
Prepaid pension asset	966	1,030
Other noncurrent assets	2,520	2,596

Total assets	$26,878	$25,554

Liabilities and Stockholders’ Equity
Accounts payable	$1,818	$1,726
Customer advances and amounts in excess of costs incurred	4,266	4,028
Other accrued expenses	3,043	2,797
Current maturities of long-term debt	15	15

Total current liabilities	9,142	8,566

Long-term debt	5,104	5,104
Accrued pension liabilities	1,875	1,660
Post-retirement and other noncurrent liabilities	3,316	3,203
Stockholders’ equity	7,441	7,021

Total liabilities and stockholders’ equity	$26,878	$25,554

E

LOCKHEED MARTIN CORPORATION

Consolidated Condensed Statement of Cash Flows

Preliminary and Unaudited

(In millions)

	THREE MONTHS ENDED MARCH 31,
	2005	2004
Operating Activities
Net earnings	$369	$291
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization of property, plant and equipment	126	126
Amortization of purchased intangibles	37	36
Changes in operating assets and liabilities
Receivables	(58)	21
Inventories	84	278
Accounts payable	75	177
Customer advances and amounts in excess of costs incurred	238	(132)
Other	677	265

Net cash provided by operating activities	1,548	1,062

Investing Activities
Expenditures for property, plant and equipment	(89)	(106)
(Purchase) sale of short-term investments, net	(10)	240
Acquisitions of businesses / investments in affiliated companies	(413)	—
Divestitures and other activities	762	—
Other	2	13

Net cash provided by investing activities	252	147

Financing Activities
Common stock dividends	(110)	(98)
Common stock activity, net	(23)	18
Repayments related to long-term debt	—	(15)

Net cash used for financing activities	(133)	(95)

Net increase in cash and cash equivalents	1,667	1,114
Cash and cash equivalents at beginning of period	1,060	1,010

Cash and cash equivalents at end of period	$2,727	$2,124

F

LOCKHEED MARTIN CORPORATION

Consolidated Statement of Stockholders’ Equity

Preliminary and Unaudited

(In millions)

	Common Stock	Additional Paid-In Capital	Retained Earnings	Unearned Compensation	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
Balance at January 1, 2005	$438	$2,223	$5,915	$(23)	$(1,532)	$7,021
Net earnings			369			369
Common stock dividends			(110)			(110)
Common stock activity, net	3	160		4		167
Other comprehensive loss					(6)	(6)

Balance at March 31, 2005	$441	$2,383	$6,174	$(19)	$(1,538)	$7,441

G

LOCKHEED MARTIN CORPORATION

Operating Data

Preliminary and Unaudited

(In millions)

	MARCH 31, 2005	DECEMBER 31, 2004
Backlog
Systems & IT Group:
Electronic Systems	$20,533	$18,239
Integrated Systems & Solutions	4,342	4,586
Information & Technology Services	4,945	4,560

Systems & IT Group	29,820	27,385

Aeronautics	29,017	30,489
Space Systems	16,393	16,112

Total	$75,230	$73,986

H